Exhibit 4.1

EXECUTION VERSION

AIRGAS, INC.,

L’AIR LIQUIDE S.A.,

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

EIGHTH SUPPLEMENTAL INDENTURE

Dated as of May 23, 2016

to

Indenture dated as of May 27, 2010

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS

SECTION 1.1. Generally	1

ARTICLE II GUARANTEE OF SECURITIES

SECTION 2.1. Air Liquide Guarantee	1

ARTICLE III MISCELLANEOUS PROVISIONS

SECTION 3.1. Ratification of Base Indenture	2
SECTION 3.2. Trustee Not Responsible for Recitals	2
SECTION 3.3. Table of Contents, Headings, etc.	2
SECTION 3.4. Counterpart Originals	2
SECTION 3.5. Governing Law	2

EXHIBIT A-1	A-1

- i -

THIS EIGHTH SUPPLEMENTAL INDENTURE, dated as of May 23, 2016 (this “Eighth Supplemental Indenture”), between Airgas, Inc., a Delaware corporation (the “Company”), L’Air Liquide S.A. (“Air Liquide” or the “Guarantor”) and U.S. Bank National Association, a National Banking Association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of May 27, 2010 (the “Base Indenture”), providing for the issuance by the Company from time to time of its unsecured senior debentures, notes or other evidences of indebtedness to be issued in one or more series unlimited as to principal amount (the “Securities”), as supplemented by (i) the First Supplemental Indenture dated as of June 3, 2011 relating to the issuance of a series of Securities designated the “250,000,000 3.25% Notes due 2015”, (ii) the Second Supplemental Indenture dated as of June 3, 2011 relating to the issuance of a series of Securities designated the “$250,000,000 2.950% Notes due 2016”, (iii) the Third Supplemental Indenture dated as of November 26, 2012 relating to the issuance of a series of Securities designated the “$250,000,000 2.900% Notes due 2022”, (iv) the Fourth Supplemental Indenture dated as of February 14, 2013 relating to the issuance of a series of Securities designated the “$325,000,000 1.650% Notes due 2018” and a series of Securities designated the “$275,000,000 2.375% Notes due 2020”, (v) the Fifth Supplemental Indenture dated as of June 17, 2014 relating to the issuance of a series of Securities designated the “$300,000,000 3.650% Notes due 2024”, (vi) the Sixth Supplemental Indenture dated as of August 11, 2015 relating to the issuance of a series of Securities designated the “$400,000,000 3.050% Notes due 2020” and (vii) the Seventh Supplemental Indenture dated as of May 9, 2016 (the Base Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, being referred to collectively as the “Indenture”);

WHEREAS, Section 11.01 of the Base Indenture provides that the Company and the Trustee may supplement the Base Indenture in order to execute and deliver a guarantee by the Guarantor (the “Air Liquide Guarantee”);

WHEREAS, all things necessary to make this Eighth Supplemental Indenture a valid agreement of the Company, the Guarantor and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE, in consideration of the premises thereof, the Company, the Guarantor and the Trustee covenant and agree, for the equal and ratable benefit of the Holders, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Generally.

(a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.

(b) The rules of interpretation set forth in Section 1.04 of the Base Indenture shall be applied hereto as if set forth in full herein.

ARTICLE II

GUARANTEE OF SECURITIES

SECTION 2.1. Air Liquide Guarantee.

From this date, in accordance with Section 11.01 of the Base Indenture and by executing this Eighth Supplemental Indenture and the accompanying notation of Air Liquide Guarantee (copy of which is attached as Exhibit A-1 hereto) for each series of Securities, the Guarantor is subject to the provisions of the Indenture to the extent provided for in Article XI of the Base Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.1. Ratification of Indenture.

The Indenture, as supplemented by this Eighth Supplemental Indenture, is in all respects ratified and confirmed, and this Eighth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.2. Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Indenture.

SECTION 3.3. Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this Eighth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.4. Counterpart Originals.

The parties may sign any number of copies of this Eighth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.5. Governing Law.

THIS EIGHTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Eighth Supplemental Indenture to be duly executed all as of the date and year first written above.

AIRGAS, INC.

By: /s/ Joseph C Sullivan
Name: Joseph C Sullivan
Title: Vice President and Treasurer

L’AIR LIQUIDE S.A.

By: /s/ Fabienne Lecorvaisier
Name: Fabienne Lecorvaisier
Title: Group CFO

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Ralph E. Jones
Name: Ralph E. Jones
Title: Vice President

EXHIBIT A-1

Subject to the limitations set forth in the Indenture referred to in the Security upon which this notation is endorsed, Air Liquide S.A. has unconditionally guaranteed: (a) the due and punctual payment of the principal of, premium, if any, and interest on the Securities, whether at the Stated Maturity, bv acceleration, upon repurchase or redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal of, premium, if any, and interest if lawful, on the Securities, (c) the due and punctual payment or performance of all other payment obligations of the Company to the Holders or the Trustee, all in accordance with the terms set forth in the Indenture, and (d) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the prompt payment in full thereof when due or performance thereof in accordance with the terms of the extension or renewal, whether at the Stated Maturity, by acceleration, upon repurchase or redemption or otherwise. This Air Liquide Guarantee is subject to the limitations set forth in the Indenture, including Section 11.01 thereof.

L’AIR LIQUIDE S.A.

By:

Name:
Title: